Exhibit 99.01
Shanda Games Limited
Code of Business Conduct and Ethics
Adopted September 1, 2009
1. Introduction
     This Code of Business Conduct and Ethics (the “Code”) has been adopted by our Board of Directors and summarizes the standards that must guide our actions. While covering a wide range of business practices and procedures, these standards cannot and do not cover every issue that may arise, or every situation where ethical decisions must be made, but rather set forth key guiding principles that represent Company policies and establish conditions for employment at the Company.
     We must strive to foster a culture of honesty and accountability. Our commitment to the highest level of ethical conduct should be reflected in all of the Company’s business activities including, but not limited to, relationships with employees, customers, suppliers, competitors, the government and the public, including our shareholders. All of our employees, officers and directors must conduct themselves according to the language and spirit of this Code and seek to avoid even the appearance of improper behavior. Even well intentioned actions that violate the law or this Code may result in negative consequences for the Company and for the individuals involved.
     One of our Company’s most valuable assets is our reputation for integrity, professionalism and fairness. We should all recognize that our actions are the foundation of our reputation and adhering to this Code and applicable law is imperative.
2. Conflicts of Interest
     Our employees, officers and directors have an obligation to conduct themselves in an honest and ethical manner and act in the best interest of the Company. All employees, officers and directors should endeavor to avoid situations that present a potential or actual conflict between their interest and the interest of the Company.
     A “conflict of interest” occurs when a person’s private interest interferes in any way, or even appears to interfere, with the interest of the Company, including its subsidiaries and affiliates. A conflict of interest can arise when an employee, officer or director takes an action or has an interest that may make it difficult for him or her to perform his or her work objectively and effectively. Conflicts of interest may also arise when an employee, officer or director (or his or her family members) receives improper personal benefits as a result of the employee’s, officer’s or director’s position in the Company.
     Although it would not be possible to describe every situation in which a conflict of interest may arise, the following are examples of situations which may constitute a conflict of interest:
•	Working, in any capacity, for a competitor, customer or supplier while employed by the Company.

•	Accepting gifts of more than modest value or receiving personal discounts (if such discounts are not generally offered to the public) or other benefits as a result of your position in the Company from a competitor, customer or supplier.

•	Competing with the Company for the purchase or sale of property, products, services or other interests.

•	Having an interest in a transaction involving the Company, a competitor, customer or supplier (other than as an employee, officer or director of the Company and not including routine investments in publicly traded companies).

•	Receiving a loan or guarantee of an obligation as a result of your position with the Company.

•	Directing business to a supplier owned or managed by, or which employs, a relative or friend.
     Situations involving a conflict of interest may not always be obvious or easy to resolve. You should report actions that may involve a conflict of interest to the designated compliance officer (the “Compliance Officer”).
     In order to avoid conflicts of interest, senior executive officers and directors must disclose to the Board of Directors any material transaction or relationship that reasonably could be expected to give rise to such a conflict.
     In the event that an actual or apparent conflict of interest arises between the personal and professional relationship or activities of an employee, officer or director, the employee, officer or director involved is required to handle such conflict of interest in an ethical manner in accordance with the provisions of this Code.

     In particular, directors must be loyal to, and act in the best interests of, the Company and its shareholders. Directors must avoid conflicts of interest and any appearance thereof, as defined by applicable laws and set forth in this Code.
     Each new director must disclose all situations that could reasonably represent a conflict of interest, by providing relevant financial and other information to the Company. Annually, the Company will survey its directors to affirm compliance with this policy and to ensure that matters are reported publicly as required by applicable laws. These disclosures must include any “related person transactions”, as defined by regulations of the United States Securities and Exchange Commission (the “SEC”) and the Nasdaq Listing Rules. The Audit Committee of the Board of Directors or the Board of Directors, as applicable, will determine whether a conflict of interest or “related person transaction” exists and decide the appropriate course of action, consistent with the Company’s best interests. Any waiver with respect to a conflict of interest or related person transaction for a director or executive officer must be approved by the Audit Committee of the Board of Directors or the Board of Directors, as applicable.
3. Quality of Public Disclosures
     The Company has a responsibility to provide full and accurate information in our public disclosures, in all material respects, about the Company’s financial condition and results of operations. Our reports and documents filed with or submitted to the SEC and our other public communications shall include full, fair, accurate, timely and understandable disclosure.
4. Compliance with Laws, Rules and Regulations
     We are strongly committed to conducting our business affairs with honesty and integrity and in full compliance with all applicable laws, rules and regulations. No employee, officer or director of the Company shall commit an illegal or unethical act, or instruct others to do so, for any reason.
     If you believe that any practice raises questions as to compliance with any applicable law, rule or regulation or if you otherwise have questions regarding any law, rule or regulation, please contact your supervisor/manager.
5. Compliance with This Code and Reporting of Any Illegal or Unethical Behavior
     All employees, directors and officers are expected to comply with all of the provisions of this Code. The Code will be strictly enforced and violations will be dealt with immediately, including subjecting persons to corrective and/or disciplinary action such as termination of employment or removal from office.

Violations of the Code that involve illegal behavior will be reported to the appropriate authorities.
     Situations which may involve a violation of ethics, laws, rules, regulations or this Code may not always be clear and may require difficult judgment. Employees, officers and directors should promptly report any concerns about violations of ethics, laws, rules, regulations or this Code to their supervisors/managers or, in the case of accounting, internal accounting controls or auditing matters, the Audit Committee of the Board of Directors. Interested parties may also communicate directly with the Company’s non-management directors through contact information located in the Company’s annual report on Form 20-F.
     Any concerns about violations of ethics, laws, rules, regulations or this Code by any senior executive officer or director should be reported promptly to the Compliance Officer and the Compliance Officer shall notify the Board of Directors of any violation. Any such concerns involving the Compliance Officer should be reported to the Board of Directors with responsibility for corporate governance. Reporting of such violations may also be done anonymously by writing to the Company at the designated e-mail address for compliance reporting.
     The Company encourages all employees, officers and directors to report any suspected violations promptly and intends to thoroughly investigate any good faith reports of violations. The Company will not tolerate any kind of retaliation for reports or complaints regarding misconduct that were made in good faith. Open communication of issues and concerns by all employees, officers and directors without fear of retribution or retaliation is vital to the successful implementation of this Code. You are required to cooperate in internal investigations of misconduct and unethical behavior.
     The Company recognizes the need for this Code to be applied equally to everyone it covers. The Compliance Officer of the Company will have primary authority and responsibility for the enforcement of this Code, subject to the supervision of the Board of Directors, or, in the case of accounting, internal accounting controls or auditing matters, the Audit Committee of the Board of Directors, and the Company will devote the necessary resources to enable the Compliance Officer to establish such procedures as may be reasonably necessary to create a culture of accountability and facilitate compliance with this Code. Questions concerning this Code should be directed to the Compliance Officer.
6. Waivers and Amendments
     Any waivers (including any implicit waivers) of the provisions in this Code for executive officers or directors may only be granted by the Board of Directors and will be promptly disclosed to the Company’s shareholders. Any such waivers will also be disclosed in the Company’s annual report on Form 20-F. Any waivers of this Code for other employees may only be granted by an executive officer of the Company.
     Amendments to this Code must be approved by the Board of Directors and will also be disclosed in the Company’s annual report on Form 20-F.
7. Accuracy of Company Financial Records
     We maintain the highest standards in all matters relating to accounting, financial controls, internal reporting and taxation. All financial books, records and accounts must accurately reflect transactions and events, and conform both to required accounting principles and to the Company’s system of internal controls. Records shall not be distorted in any way to hide, disguise or alter the Company’s true financial position.
8. Retention of Records
     All Company business records and communications shall be clear, truthful and accurate. Employees, officers and directors of the Company shall avoid exaggeration, guesswork, legal conclusions and derogatory remarks or characterizations of people and companies. This applies to communications of all kinds, including e-mail and “informal” notes or memos. Records should always be handled according to the Company’s record retention policies. If an employee, officer or director is unsure whether or not a document should be retained, consult a manager/supervisor before proceeding.
9. Trading on Inside Information
     Using non-public Company information to trade in securities, or providing a family member, friend or any other person with a “tip”, is illegal. All such non-public information should be considered inside information and should never be used for personal gain. You are required to familiarize yourself and comply with the Company’s policy against insider trading, copies of which are distributed to all employees, officers and directors and are available from the Compliance Officer. You should contact the Compliance Officer with any questions about your ability to buy or sell securities.
10. Protection of Confidential Proprietary Information
     Confidential proprietary information generated and gathered in our business is a valuable Company asset. Protecting this information plays a vital role in our continued growth and ability to compete, and all proprietary information should be maintained in strict confidence, except when disclosure is authorized by the Company or required by law.

     Proprietary information includes all non-public information that might be useful to competitors or that could be harmful to the Company, its customers or its suppliers if disclosed. Intellectual property such as trade secrets, patents, trademarks and copyrights, as well as business, research and new product plans, objectives and strategies, records, databases, salary and benefits data, employee medical information, customer, employee and suppliers lists and any unpublished financial or pricing information must also be protected.
     Unauthorized use or distribution of proprietary information violates Company policy and could be illegal. Such use or distribution could result in negative consequences for both the Company and the individuals involved, including potential legal and disciplinary actions. We respect the property rights of other companies and their proprietary information and require our employees, officers and directors to observe such rights.
     Your obligation to protect the Company’s proprietary and confidential information continues even after you leave the Company, and you must return all proprietary information in your possession upon leaving the Company.
11. Protection and Proper Use of Company Assets
     Protecting Company assets against loss, theft or other misuse is the responsibility of every employee, officer and director. Loss, theft and misuse of Company assets directly impact our profitability. Any suspected loss, misuse or theft should be reported to a manager/supervisor.
     The sole purpose of the Company’s equipment, vehicles, supplies and electronic resources (including, hardware, software and the data thereon) is the conduct of our business. They may only be used for Company business consistent with Company guidelines.
12. Corporate Opportunities
     Employees, officers and directors are prohibited from taking for themselves business opportunities that arise through the use of corporate property, information or position. No employee, officer or director may use corporate property, information or position for personal gain, and no employee, officer or director may compete with the Company. Competing with the Company may involve engaging in the same line of business as the Company, or any situation where the employee, officer or director takes away from the Company opportunities for sales or purchases of property, products, services or interests.

13. Fair Dealing
     Each employee, officer and director of the Company should endeavor to deal fairly with customers, suppliers, competitors, the public and one another at all times and in accordance with ethical business practices. No one should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice. No bribes, kickbacks or other similar payments in any form shall be made directly or indirectly to or for anyone for the purpose of obtaining or retaining business or obtaining any other favorable action. The Company and the employee, officer or director involved may be subject to disciplinary action as well as potential civil or criminal liability for violation of this policy.
     Occasional business gifts to and entertainment of non-government employees in connection with business discussions or the development of business relationships are generally deemed appropriate in the conduct of Company business. However, these gifts should be given infrequently and their value should be modest. Gifts or entertainment in any form that would likely result in a feeling or expectation of personal obligation should not be extended or accepted.
     Practices that are acceptable in commercial business environments may be against the law or the policies governing national or local government employees. Therefore, no gifts or business entertainment of any kind may be given to any government employee without the prior approval of a manager/supervisor.
     Except in certain limited circumstances, the United States Foreign Corrupt Practices Act (the “FCPA”) prohibits giving anything of value directly or indirectly to any “foreign official” for the purpose of obtaining or retaining business. When in doubt as to whether a contemplated payment or gift may violate the FCPA, contact a manager/supervisor before taking any action.